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                                                                     EXHIBIT 5.1

                      [ROBERT H. KURNICK, JR. LETTERHEAD]


February 12, 1999




Penske Motorsports, Inc.
13400 West Outer Drive
Detroit, MI 48239

Ladies and Gentlemen:

I have represented Penske Motorsports, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act") of a maximum of 320,000 additional shares of the Company's common stock, $.01 par value per share (the "Common Stock"), issued or to be issued pursuant to the Amended and Restated Penske Motorsports, Inc. 1996 Stock Incentive Plan (the "Plan").

Based upon my examination of such documents and other matters as I deem relevant, it is my opinion that the Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement has been duly authorized and, when issued and sold by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of a person whose consent is required under Section 7 of the Securities Act of the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Robert H. Kurnick, Jr.

Robert H. Kurnick, Jr.

RHK:kal